Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 53 to the Registration Statement No. 811-04861 on Form N-1A of Fidelity Garrison Street Trust, of our reports each dated November 14, 2005 appearing in the Annual Reports to Shareholders of Fidelity Money Market Central Fund and Fidelity Ultra-Short Central Fund for the year ended September 30, 2005.

We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
November 25, 2005